                                                              Exhibit No. 4(b)

                             SUB-ADVISORY CONTRACT

         Contract made as of July 23, 1987 between PAINEWEBBER INCORPORATED ("PaineWebber"), a Delaware corporation registered as a broker/dealer under the Securities Exchange Act of 1934 and as an investment adviser under the Investment Advisers Act of 1940 and MITCHELL HUTCHINS ASSET MANAGEMENT INC. ("Mitchell Hutchins"), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940 and a wholly-owned subsidiary of PaineWebber;

         WHEREAS, PaineWebber wishes to retain Mitchell Hutchins as sub-adviser to provide certain investment advisory services to PaineWebber in connection with PaineWebber's services as investment adviser to PaineWebber Cashfund, Inc. (the "Fund"), an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, Mitchell Hutchins is willing to render such sub-advisory services as described herein to PaineWebber upon the terms and for the compensation set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties as follows:

         1. Appointment. PaineWebber hereby appoints Mitchell Hutchins its sub-adviser and Mitchell Hutchins accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

         2. Services. Subject to the supervision of the Fund's board of directors, Mitchell Hutchins will provide a continuous investment program for the Fund's portfolio, including investment research and management with respect to all securities and investments and cash equivalents in the portfolio. Mitchell Hutchins will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, Mitchell Hutchins will provide the services under this Contract in accordance with the Fund's investment objective, policies and restrictions as stated in the Fund's current prospectus. Mitchell Hutchins further agrees that it:

                  (a) will conform with all applicable rules and regulations of the Securities and Exchange Commission;

                  (b) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers Mitchell Hutchins will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, Mitchell Hutchins may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Fund with research, advice and other services. In no instance will portfolio securities be purchased from or sold to PaineWebber, Mitchell Hutchins, Provident Institutional Management Corporation ("PIMC") or any affiliated person thereof except in accordance with the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the 1940 Act.

                  (c) will maintain all books and records with respect to the Fund's securities transactions and will furnish the Fund's board of directors such periodic and special reports as PaineWebber or the Fund's board may request.

         3. Services Not Exclusive. Mitchell Hutchins' services hereunder are not deemed to be exclusive, and Mitchell Hutchins is free to render advisory, administrative or other services to other funds or clients so long as Mitchell Hutchins' services under this Contract are not impaired thereby.

         4. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Mitchell Hutchins agrees that all records it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request. Mitchell Hutchins agrees to maintain for the Fund the records the Fund is required to maintain under Rule 31a-1(b)(1) (but limited to maintaining original confirmations of purchase and sales of securities showing for each such transaction the name and quantity of securities, the unit and aggregate purchase or sale price, commission paid, the market on which effected, the trade date, the settlement date, and the name of the person through or from whom purchased or received or to whom sold or delivered) and the records the Fund is required to maintain under Rule 31a-1(b)(5), (6), (9) and (10) and to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.

         5. Expenses. During the term of this Contract, Mitchell Hutchins will pay all expenses incurred by it in connection with its services under this Contract.

         6. Compensation. For the services provided and expenses assumed pursuant to this Contract, effective the date of this Contract, PaineWebber will pay Mitchell Hutchins and Mitchell Hutchins will accept as full compensation a fee, computed daily and paid monthly, at the following annual rates of the Fund's average net assets:

                 Fund's Average                                     Fee As %
                   Net Assets                                  of Fund's Average
                  In Billions                                      Net Assets
                 --------------                                -----------------
           Up to $500 million..............................          .090
           In excess of $500 million up to $1.0 billion....          .050
           In excess of $1.0 billion up to $1.5 billion....          .040
           In excess of $1.5 billion up to $2.0 billion....          .030
           In excess of $2.0 billion up to $2.5 billion....          .025
           In excess of $2.5 billion up to $3.5 billion....          .025
           In excess of $3.5 billion up to $4.5 billion....          .020
           In excess of $4.5 billion up to $5.5 billion ...          .0125
           Over $5.5 billion...............................          .010

7. Limitation of Liability. Mitchell Hutchins will not be liable for any error of judgment or mistake of law or for any loss suffered by PaineWebber or by the Fund or its shareholders in connection with the performance of this Contract, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Contract.

         8. Duration and Termination. This Contract will become effective upon the date hereabove written and, unless sooner terminated as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Contract will continue automatically for successive periods of 12 months each, provided, such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Fund's board of directors who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's board of directors or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Contract may be terminated by either party hereto at any time, without the payment of any penalty, on 90 days' written notice to the other party, and will be terminated automatically upon any termination of the Investment Advisory, Administration and Distribution Contract between the Fund and PaineWebber. In addition, notwithstanding the foregoing, this Contract may be terminated by the Fund at any time, without the payment of any penalty, by vote of the Fund's board of directors or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to Mitchell Hutchins.

         9. Amendment of This Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

         10. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                       PAINEWEBBER INCORPORATED

Attest

/s/ Douglas J. Scheidt                 By   /s/ Dianne E. O'Donnell
-----------------------------               ----------------------------------
                                       MITCHELL HUTCHINS ASSET MANAGEMENT INC.

Attest

/s/ Douglas J. Scheidt                 By   /s/ Ellen R. Harris
-----------------------------               ----------------------------------